UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): August 29, 2014

PLYMOUTH INDUSTRIAL REIT, INC.

(Exact name of registrant as specified in its charter)

Commission File Number: 333-173048

Maryland	27-5466153
(State or other jurisdiction of Incorporation or organization)	(I.R.S. Employer Identification No.)

260 Franklin Street, Suite 1900, Boston, MA 02110	(617) 340-3814
(Address of principal executive offices)	(Registrant’s telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-I2 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.I4d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01      Entry into a Material Definitive Agreement

Acquisition of Edlen Peachtree Industrial Boulevard Portfolio

On August 29, 2014, Plymouth Industrial REIT, Inc. (the “Company”) entered into a purchase and sale agreement (the “Edlen Peachtree Agreement”) with unrelated third-parties to purchase three industrial properties for an aggregate purchase price of $17.0 million.  The properties consist of three industrial buildings with approximately 170,000 of rentable square feet and are located in Norcross, Georgia.  The acquisition is expected to close on or before October 28, 2014, subject to the satisfaction of certain customary closing conditions.  There can be no assurance that these conditions will be satisfied or that the pending acquisition will be consummated on the terms described herein, or at all.  The earnest money deposit under the Edlen Peachtree Agreement is $150,000 and is to be delivered within five (5) business days following the expiration of the contingency period, which expires on October 13, 2014.  The deposit is not refundable unless the closing does not occur as a result of the seller’s failure to satisfy certain conditions under the agreement.  The Edlen Peachtree Agreement contains customary representations, warranties and covenants of the parties.  During the period of nine (9) months from the date of recordation of the deed, the seller has agreed to indemnify the Company for any breaches of its representations, warranties and covenants under the agreement up to an aggregate amount of $1,000,000.

A copy of the Edlen Peachtree Agreement is attached to this current report on Form 8-K as Exhibit 10.1 and is incorporated by reference as though it were fully set forth herein. The foregoing summary description of the Edlen Peachtree Agreement and the transactions contemplated thereby is not intended to be complete and is qualified in its entirety by the complete text of the Edlen Peachtree Agreement.

Item 9.01      Financial Statements and Exhibits

(d)       The following exhibit is transmitted herewith:

10.1            Purchase and Sale Agreement and Escrow Instructions, dated as of August 29, 2014, by and among Edlen Peachtree, LLC and CH Peachtree Associates, LLC, as Sellers, and Plymouth Industrial REIT, Inc.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  September 8, 2014

PLYMOUTH INDUSTRIAL REIT, INC.

By:	/s/ Jeffrey E. Witherell
Jeffrey E. Witherell
Chief Executive Officer